Exhibit (d)(7)(f)

AGREEMENT REGARDING CONTINUATION OF
SUB-ADVISORY AGREEMENTS

     Reference is made to the Fund Management Agreement among Lazard Asset Management LLC (“LAM LLC”), Pacific Life Insurance Company (“Investment Adviser”), and Pacific Funds (the “Fund”), dated September 25, 2001, and any amendments thereto, (together the “Agreement”).

     By the signatures below, on behalf of Investment Adviser, the Fund, and LAM LLC, (together the “Parties”), the Parties hereby agree as follows:

1.	Notwithstanding any assignment and termination of the existing Agreement that will result from a public offering of shares of Lazard Ltd described in the letter from LAM LLC dated February 9, 2005, all the terms and conditions set forth in the Agreement will continue in full force and effect;

2.	The Board of Trustees of the Fund, at a meeting held on April 4, 2005, has duly authorized the continuation of such Agreement; and

3.	The undersigned have the authority to enter into this agreement.

Agreed to and accepted this 4th day of May, 2005.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Glenn S. Schafer	By: /s/ Jane M. Guon

Name: Glenn S. Schafer	Name: Jane M. Guon

Title: President	Title: Assistant Secretary

LAZARD ASSET MANAGEMENT LLC

By: /s/ Charles L. Carroll

Name: Charles L. Carroll

Title: Deputy Chairman

PACIFIC FUNDS

By: /s/ Glenn S. Schafer

Name: Glenn S. Schafer

Title: President